AMENDED AND RESTATED

PARTICIPATION AGREEMENT

BY AND AMONG

THRIVENT FINANCIAL FOR LUTHERANS

AND

THRIVENT FINANCIAL FOR LUTHERANS 401K PLAN

AND

THRIVENT FINANCIAL FOR LUTHERANS CAPITAL ACCUMULATION PLAN

AND

THRIVENT SERIES FUND, INC.,

DATED FEBRUARY 8, 2005

PARTICIPATION AGREEMENT

This AMENDED AND RESTATED PARTICIPATION AGREEMENT, is made and entered into as of this 8th day of February, 2005, by and among THRIVENT FINANCIAL FOR LUTHERANS (“THRIVENT”), on its own behalf and as plan sponsor of the THRIVENT FINANCIAL FOR LUTHERANS 401K PLAN and as Plan Sponsor of the THRIVENT FINANCIAL FOR LUTHERANS CAPITAL ACCUMULATION PLAN (collectively, the “PLANS”), and THRIVENT SERIES FUND, INC. (the “FUND”), (collectively the “Parties”).

WITNESSETH:

WHEREAS, Thrivent is a fraternal benefit society organized under the laws of the State of Wisconsin engaged in the writing of life insurance, annuity contracts, and other insurance products, and serves as plan sponsor of the PLANS;

WHEREAS, the THRIVENT FINANCIAL FOR LUTHERANS 401(k) PLAN (“401(k) PLAN”) is a qualified retirement plan established under Section 401(k) of the Internal Revenue Code by THRIVENT for the benefit of its employees and the employees of its subsidiaries and affiliates;

WHEREAS, the THRIVENT FINANCIAL FOR LUTHERANS CAPITAL ACCUMULATION PLAN (“ACCUMULATION PLAN”) is a qualified retirement plan established under Section 401(a) of the Internal Revenue Code for the benefit of its employees and field agents and the employees and field agents of its subsidiaries and affiliates;

WHEREAS, the FUND, is registered with the Securities and Exchange Commission (the “SEC”), as a diversified, open-end management investment company under the Investment Company Act of 1940 (the “1940 Act”), and its shares are registered with the SEC under the Securities Act of 1933 (the “1933 Act”);

WHEREAS, the FUND is a series company, meaning its Board of Directors may designate various series (“Portfolios”) into which the FUND’s authorized shares are to be divided from time to time, with each such Portfolio consisting of a specific number of the FUND’s authorized shares, representing an interest in a separate portfolio of securities and other assets, and having its own investment objectives, policies and restrictions;

WHEREAS, to the extent permitted by applicable insurance, tax, ERISA, and other laws and regulations, the PLANS intend to purchase shares in the FUND on behalf of the PLANS’ participants, and the FUND is authorized to sell such shares to the PLANS at net asset value;

WHEREAS, the FUND has entered into an Investment Advisory Agreement with THRIVENT, dated the 10th day of April, 2002, as amended, an Administration Contract, dated the 1st day of January, 2004, and an Accounting Services Agreement dated the 1st day of April, 2003, wherein THRIVENT has agreed to serve as investment adviser, Administrator and Accounting Services Agent to the FUND, and to accept certain obligations of the FUND as set forth herein, i.e., to compute the daily net asset value and the net asset value per share for each Portfolio and to comply with Subchapter M and Section 817(h) of the Internal Revenue Code of 1986 (the “Code”), as amended;

NOW, THEREFORE, in consideration of the covenants and mutual promises contained herein, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1.	SALE OF FUND SHARES

1.1	The PLANS will provide for the allocation of net amounts among certain Portfolios as may be offered from time to time in the PLANS’ documents. The selection of the particular Portfolio is to be made by the PLANS’ participants, and such selection may be changed in accordance with the terms of the PLANS’ documents.

1.2	The FUND will sell to the PLANS those shares of each available Portfolio that the PLANS’ administrator or its delegate orders based on authorizations from their participants, effecting such orders on a daily basis at the Portfolio’s net asset value per share next computed as provided in the FUND prospectus.

1.3	The Board of Directors of the FUND (the “Board”) may refuse to sell shares of any Portfolio to the PLANS, or suspend or terminate the offering of shares of any Portfolio, if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Board, acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, necessary in the best interests of the shareholders of the FUND.

1.4	The FUND agrees that its shares will be sold only to: (a) THRIVENT, on its own behalf and on behalf of separate accounts that it maintains to fund variable annuity contracts and variable life insurance contracts of THRIVENT; (b) other life insurance companies; whether affiliated or unaffiliated with THRIVENT, on behalf of separate accounts funding variable annuity contracts and variable life insurance contracts of such other insurance companies; (c) the PLANS; and (d) other qualified pension or retirement plans. THRIVENT separate accounts and separate accounts of other life insurance companies eligible to purchase shares of the FUND are referred to in this Agreement as “Separate Accounts,” and the PLANS and other qualified pension and or retirement plans eligible to purchase shares of the FUND are referred to together in this Agreement as “Qualified Plans.” No shares of any Portfolio will be sold to the general public or to any life insurance company on its own behalf (as opposed to a Separate Account it maintains) other than THRIVENT.

1.5	The FUND will redeem for cash from the PLANS those full or fractional shares of each Portfolio that the PLANS request based on transactions of the PLANS’ participants, effecting such requests on a daily basis at the Portfolio’s net asset value per share next computed as provided in the FUND prospectus.

1.6	Issuance and transfer of the FUND’s shares will be by book entry only. Stock certificates will not be issued to the PLANS. Shares ordered from the FUND will be recorded in an appropriate title for the PLANS.

1.7	The FUND shall furnish notice promptly to the PLANS’ administrator or its delegate of any income, dividends or capital gain distributions payable on the shares of any Portfolio. The PLANS hereby elect to receive all such income, dividends and capital gain distributions as are payable on FUND shares in additional shares of that Portfolio. The PLANS reserve the right to revoke this election and to receive all such income, dividends and capital gain distributions in cash. The FUND shall notify the PLANS’ administrator or its delegate of the number of shares so issued as payment of such income, dividends and distributions.

1.8	The FUND shall make the net asset value per share for each applicable Portfolio available to the PLANS on a daily basis, as soon as reasonably practical after the net asset value per share is calculated.

1.9	The FUND may establish additional Portfolios to provide additional funding media for the PLANS, or delete, combine, or modify existing Portfolios. The shares of any additional Portfolio may be made available to the PLANS by the FUND, pursuant to the terms of this Agreement, and any applicable reference to any Portfolio, the FUND or its shares herein shall include a reference to any such Portfolio.

2.	REPRESENTATIONS AND WARRANTIES

2.1	THRIVENT represents and warrants that it is a fraternal benefit society organized under the laws of the State of Wisconsin and engaged in the writing of life insurance, annuity contracts, and other insurance products; that it has legally and validly established its 401(k) PLAN and ACCUMULATION PLAN as qualified retirement plans under section 401(k) and 401(a), respectively, of the Internal Revenue Code of 1986, as amended.

2.2	The FUND represents and warrants that its shares sold pursuant to this Agreement are or will be registered under the 1933 Act to the extent required by the 1933 Act, duly authorized for issuance and sold in compliance with the laws of the state of Minnesota and all applicable federal securities laws and that the FUND is or will be registered under the 1940 Act to the extent required by the 1940 Act. The FUND will amend the registration statement for its shares under the 1933 Act, as well as its registration statement under the 1940 Act, as required in order to effect the continuous offering of its shares. The FUND will register or qualify the shares for sale in accordance with the laws of the various states only if and to the extent deemed advisable by the FUND.

2.3	The FUND represents and warrants that each of its Portfolios will qualify as a regulated investment company under Subchapter M of the Code and that the investments of each of its Portfolios will comply with the diversification requirements of Section 817(h) of the Code and the regulations thereunder, and that it will notify the PLANS immediately upon having a reasonable basis for believing that it has ceased to so qualify or that it might not so qualify in the future.

3.	PROSPECTUS AND PROXY STATEMENTS: VOTING

3.1	The FUND will provide the PLANS’ administrator or its delegate with an electronic version of the current FUND prospectus, statement of additional information (“SAI”) and any supplement thereto in a manner so as to allow the PLAN administrator or its delegate to timely print and distribute or electronically distribute the current FUND prospectus, SAI and any supplement thereto, to each current and prospective PLAN participant.

3.2	The FUND will provide a final copy of any proxy material, report to shareholders, and other communication to shareholders to the PLANS’ administrator or its delegate in a timely manner.

3.3	The FUND reserves the right to take all actions, including but not limited to the dissolution, merger, and sale of all assets of the FUND solely upon the authorization of its Board and/or shareholders as required by the 1940 Act.

3.4	The PLANS will vote Portfolio shares in accordance with the terms of the PLANS’ documents.

4.	SALES MATERIAL AND INFORMATION

4.1	The PLANS’ administrator or its delegate will furnish, or will cause to be furnished, to the FUND or its designee, each piece of sales literature or other promotional material in which the FUND and one or both of the PLANS are named, at least fifteen (15) days prior to its intended use. No such material will be used if the FUND or its designee objects to such intended use within fifteen (15) days after receipt of such material.

4.2	The PLANS will not give any information or make any representation or statement, or cause such information to be given or representation to be made, on behalf of the FUND or concerning any Portfolio in connection with the sale of FUND shares other than the information or representations contained in the registration statement, prospectus, and SAI for FUND shares, as such registration statement, prospectus, and SAI may be amended or supplemented from time to time, or in reports or proxy materials for the FUND, or in sales literature or other promotional material approved by the FUND or its designee, except with the permission of the FUND or its designee.

4.3	The FUND or its designee will furnish, or will cause to be furnished, to the PLANS’ administrator or its delegate, each piece of sales literature or other promotional material of the FUND in which the PLANS are named, at least fifteen (15) days prior to its intended use. No such material will be used if the PLANS’ administrator or its delegate objects to such intended use within fifteen (15) days after receipt of such material.

4.4	The FUND will not give any information or make any representations or statements, or cause such information to be given or representations to be made, on behalf of or concerning the PLANS other than the information or representations contained in published reports for the PLAN that are in the public domain or approved by the PLANS’ administrator or its delegate for distribution to PLAN Participants, or in sales literature or other promotional material approved by the PLANS’ administrator or its delegate, except with the permission of the PLANS’ administrator or its delegate.

4.5	The FUND will provide to the PLANS one complete copy of all registration statements, prospectuses, SAI’s, reports, proxy material, sales literature and other promotional material, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the FUND or its shares, contemporaneously with the filing of such document with the SEC or other regulatory authorities.

4.6	The PLANS will provide the FUND one complete copy of all requests for private letter rulings, determination letters, or other requests or filings made with the IRS or U.S. Department of Labor that may impact the PLANS’ qualification under IRC Sections 401(k) or 401(a), as applicable, or relate to the PLANS’ compliance under ERISA, and such requests or filings will be provided to the FUND contemporaneously with the filing of such documents with the appropriate regulatory authorities.

5.	MONITORING OF MATERIAL IRRECONCILABLE CONFLICTS

5.1	The FUND’s Board of Directors will monitor the FUND for the existence of any material irreconcilable conflict between and among the interests of the Certificate holders of the Separate Accounts investing in the FUND and the participants of the PLANS, and any other Qualified Plans investing in the FUND. A material irreconcilable conflict may arise for a variety of reasons, including: (a) action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretive letter, or any similar action by insurance, labor, tax or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of the FUND are being managed; (e) a difference in voting instructions given by variable annuity Certificate holders and variable universal life Certificate holders of the Separate Accounts vis-a-vis voting instructions provided by the participants or trustees of the Qualified Plans; (f)a decision by THRIVENT or another life insurance company to Disregard the voting instructions of Certificate holders in one or more of the Separate Accounts; or (g) if applicable, a decision by the trustee of a Qualified Plan to disregard the voting instructions of the participants of such Qualified Plan. A determination by the FUND’s Board that a material irreconcilable conflict exists will be a final determination.

5.2	If it is determined by a majority of the FUND’s Board, or by a majority of its disinterested directors, that a material irreconcilable conflict exists, affecting either or both of the PLANS, the PLAN or PLANS impacted shall, at their expense and to the extent reasonably practicable (as determined by a majority of the disinterested directors of the FUND), take whatever steps are necessary to remedy or eliminate the material irreconcilable conflict. Such steps could include withdrawing the assets allocable to the affected PLAN from the FUND or any Portfolio of the FUND (but no charge or penalty shall be imposed as a result of withdrawal) and reinvesting such assets in a different investment medium, which could include another Portfolio of the FUND.

5.3	The PLANS are responsible, to the extent permitted by applicable law, for taking remedial action in the event that the FUND’s Board determines a material irreconcilable conflict exists. The PLANS will take remedial action only as it pertains to PLAN assets and in accordance with their fiduciary responsibility to the PLANS’ participants. The PLANS will be responsible for the cost of any such remedial action. For the purposes of this Section, a majority of the disinterested members of the FUND’s Board will determine whether or not any proposed action adequately remedies any material irreconcilable conflict. In no event shall the FUND be required to establish a new Portfolio or new funding medium for the PLANS.

5.4	The FUND’s Board determination of the existence of a material irreconcilable conflict and its implications will be made known promptly and in writing to the PLANS’ administrator.

5.5	All reports of potential or existing conflicts received by the FUND’s Board and all Board actions with regard to, or determining the existence of, a conflict of interest, notifying the PLANS of a conflict, and determining whether any proposed action adequately remedies a conflict, will be properly recorded in the minutes of the FUND’s Board or other appropriate records, and such minutes or other records will be made available to the SEC upon request.

5.6	The FUND will disclose in its prospectus that (a) shares of the FUND may be offered to both Separate Accounts and to Qualified Plans; (b) material irreconcilable conflicts may arise between the interest of various Certificateholders investing in the Separate Accounts and the interests of Qualified Plans participants investing in the FUND; and (c) the FUND’s Board will monitor events in order to identify the existence of any material conflict and determine what action, if any, should be taken in response to such material irreconcilable conflict.

5.7	No less than annually, the PLANS will submit to the FUND’s Board such reports, materials and data as the Board may reasonably request so that the Board may carry out fully its obligations under this Section. Such reports, materials and data will be submitted more frequently if deemed appropriate by the FUND’s Board. In any event, the PLANS promptly will notify the FUND’s Board in writing if they become aware of any facts or circumstances that could give rise to a material irreconcilable conflict between the interests of various Certificateholders in the Separate Accounts and the interests of the PLANS’ participants investing in the FUND. All reports submitted to the FUND’s Board under this Section 5.7 shall include all information reasonably necessary for the Board to consider the conflict issues raised. In this regard, if the PLANS documents ever permit pass-through voting to plan participants, the PLANS promptly shall notify the FUND’s Board whenever the PLANS trustees have determined to disregard PLAN participant voting instructions on any matter submitted to a vote of shareholders of the FUND.

6.	FEES AND EXPENSES

6.1	The FUND will pay all expenses incident to the FUND’s performance under this Agreement including the cost of registration and qualification of the FUND’s shares, preparation and filing of the FUND’s prospectus and registration statement, prospectus supplements, proxy materials and reports, typesetting the prospectus, SAI, prospectus supplements, proxy materials and reports and preparing an electronic form of the prospectus, SAI, proxy materials and reports, and delivering the same to the PLANS or the PLANS’ Administrator.

6.2	THRIVENT will pay all expenses incident to THRIVENT’s performance under this Agreement including all costs of printing and delivering to participants of the PLANS’ FUND prospectuses, prospectus supplements, SAIs, proxy materials and reports.

6.3	The PLAN will pay all expenses incident to the PLAN’s performance under this Agreement. In addition, the PLAN will bear any expenses associated with administration of the PLAN.

7.	DIVERSIFICATION

7.1	The Portfolios will be invested in accordance with the terms of the FUND’s prospectus. Without limiting the scope of the foregoing, the Portfolios will at all times comply with Subchapter M and Section 817(h) of the Code and Treasury Regulations Section 1.817-5 relating to the diversification requirements for segregated asset accounts and any amendments or other modifications to such Section or Regulations.

8.	INDEMNIFICATION

8.1	Indemnification by THRIVENT, as PLAN Sponsor

(a)	THRIVENT, as sponsor of the PLANS, will indemnify and hold harmless the FUND and each of its Directors, officers, and employees and each person, if any, who controls the FUND (collectively, the “Indemnified Parties” for purposes of this Section 8.1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of THRIVENT and the PLANS), or litigation (including legal and other expenses), to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, and which:

(i)	arise out of or are based upon any failure by the PLANS or THRIVENT to perform the duties or assume the general business responsibilities of the PLANS with respect to the design, drafting, federal approvals, issuance, servicing and administration of the PLANS, or the establishment and maintenance of the PLANS; or

(ii)	arise out of or are based upon statements or representations or wrongful conduct of the PLANS or persons under their control, or failure to supervise persons under THRIVENT’s or the PLAN’s control or entities or individuals with which the PLANS contract, with respect to the sale or distribution of the FUND shares to this PLANS’ participants; or

(iii)	arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, or sales literature of the FUND or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such a statement or omission was made in reliance upon information furnished in writing to the FUND by or on behalf of THRIVENT or the PLANS; or

(iv)	arise out of or result from any failure by THRIVENT or the PLANS to provide the services and furnish the materials contemplated by this Agreement; or

(v)	arise out of or result from any material breach of any representation and/or warranty made by THRIVENT in this Agreement or arise out of or result from any other material breach of this Agreement by THRIVENT or the PLANS, as limited by and in accordance with the provisions of Sections 8.1(b). and 8.1(c) hereof.

(b)	THRIVENT will not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation to which an Indemnified Party would be subject by reason of such Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations or duties under this Agreement or to the FUND, whichever is applicable.

(c)	THRIVENT will not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified THRIVENT in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify THRIVENT of any such claim will not relieve THRIVENT from any liability that it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, THRIVENT and or the PLANS shall be entitled to participate, at their own expense, in the defense thereof. THRIVENT also will be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from THRIVENT to such party of THRIVENT’s election to assume the defense thereof, the Indemnified Party will bear the fees and expenses of any additional counsel retained by it, and THRIVENT will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

(d)	The Indemnified Party will promptly notify THRIVENT of the commencement of any litigation or proceeding against it or any of its respective officers or directors in connection with transactions that are the subject of this Agreement whether or not indemnification is being sought hereunder.

8.2	Indemnification by the FUND

(a)	The FUND will indemnify and hold harmless Thrivent and the PLANS and each of their directors, officers and employees and each person, if any, who controls the PLANS (collectively, the “Indemnified Parties” for purposes of this Section 8.2) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of FUND) or litigation (including legal and other expenses) to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, which:

(i)	arise out of or are based upon any failure by the FUND to perform the duties or assume the general business responsibilities required by this Agreement with respect to the sale of shares of the FUND to the PLANS; or

(ii)	arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in the sales literature for the FUND or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify will not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished in writing to the FUND by or on behalf of THRIVENT or the PLANS for use in the registration statement, prospectus, or SAI for use in the sales literature or otherwise for use in connection with the sale of Portfolio shares to the Plans Participants; or

(iii)	arise out of or are based upon statements or representations (other than statements or representations contained in the registration statement, prospectus, SAI, or sales literature of the FUND not supplied by the FUND, or persons under its control) or wrongful conduct of the FUND or persons under its control, or failure to supervise persons under the FUND’s control or entities or individuals with which the FUND contracts, with respect to the sale or distribution of FUND shares; or

(iv)	arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, or sales literature of the FUND or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided such a statement or omission was not made in reliance upon information furnished in writing by Thrivent or the PLANS or on behalf of THRIVENT or the PLANS; or

(v)	arise out of or result from any failure by the FUND to provide the services and furnish the materials contemplated by this Agreement; or

(vi)	arise out of or result from any material breach of any representation and/or warranty made by the FUND in this Agreement or arise out of or result from any other material breach of this Agreement by the FUND, except to the extent provided in Section 8.2(b) and 8.2(c) hereof.

(b)	The FUND will not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation to which an Indemnified Party would be subject by reason of such Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations or duties under this Agreement or to the FUND, whichever is applicable.

(c)	The FUND will not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the FUND in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the FUND of any such claim will not relieve the FUND from any liability that it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, the FUND shall be entitled to participate, at its own expense, in the defense thereof. The FUND also will be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the FUND to such party of the FUND’s election to assume the defense thereof, the Indemnified Party will bear the fees and expenses of any additional counsel retained by it, and the FUND will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

(d)	The Indemnified Party will promptly notify the FUND of the commencement of any litigation or proceeding against it or any of its respective officers or directors in connection with transactions that are the subject of this Agreement whether or not indemnification is being sought hereunder.

9.	TERM AND TERMINATION OF THIS AGREEMENT

9.1	This Agreement will terminate:

(a)	as to any party hereto, at the option of that party, upon prior written notice to the other party as provided in Section 9.3 herein; or

(b)	at the option of the FUND in the event that formal administrative proceedings are instituted against either or both of the PLANS by the Internal Revenue Service, Department of Labor or any other regulatory body regarding either or both of the PLANS’ duties under this Agreement or related to the purchase of FUND shares by the PLANS’ participants, the operation of either or both of the PLANS, provided, however, that the FUND determines, in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of either or both of the PLANS to perform their obligations under this Agreement and such termination shall only apply to the PLAN so adversely affected; or

(c)	at the option of either or both of the PLANS in the event that formal administrative proceedings are instituted against the FUND by the NASD, the SEC, or any state securities or insurance commission or any other regulatory body, regarding the FUND’s duties under this Agreement or related to the sale of FUND shares or the operation of the FUND, provided, however, that the PLANS determine, in their sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the FUND to perform its obligations under this Agreement; or

(d)	at the option of the PLANS, upon requisite authority to substitute the shares of another investment company for shares of the FUND in accordance with the PLANS investment policies or standards of conduct; or

(e)	at the option of either or both of the PLANS, in the event any of the FUND’s shares are not registered, issued, or sold in accordance with applicable federal and any state law or such law precludes the use of such shares as an investment of either or both of the PLANS; or

(f)	at the option of the PLANS, if the FUND fails to meet the requirements specified in Section 2.2 or 2.3 hereof; or

(g)	at the option of the PLANS, if the FUND dissolves or becomes otherwise unable to sell shares to fund the PLANS.

9.2	It is understood and agreed that the right of any party hereto to terminate this Agreement pursuant to Section 9.1(a) may be exercised for any reason or for no reason.

9.3	Notice Requirement for Termination. No termination of this Agreement will be effective unless and until the party terminating this Agreement gives prior written notice to the other party to this Agreement of its intent to terminate, and such notice shall set forth the basis for such termination. Furthermore,

(a)	in the event that any termination is based upon the provisions of Section 9.1(a) hereof, such prior written notice shall be given at least sixty (60) days in advance of the effective date of termination as required by such provision;

(b)	in the event that any termination is based upon the provisions of Section 9.1(b) or Section 9.1(c) hereof, such prior written notice shall be given at least sixty (60) days in advance of the effective date of termination;

(c)	in the event that any termination is based upon the provisions of Section 9.1(e) or Section 9.1(f) hereof, such prior written notice shall be given as soon as possible within twenty- four (24) hours after the terminating party learns of the event causing termination to be required.

9.4	Partial Termination. It is also understood that this Agreement may be terminated with regard to a specific Portfolio or Portfolios of the FUND, or the entire FUND at the discretion of the terminating party. Notwithstanding any termination of this Agreement, the FUND, or any Portfolio, provided its shares are then available for sale to any persons, shall at the option of the PLANS, continue to make available additional shares of the FUND pursuant to the terms and conditions of this Agreement, for all PLAN participants who own FUND shares on the effective date of termination of this Agreement (hereinafter referred to as “Existing Shares”). Specifically, without limitation, the owners of Existing Shares shall be permitted to transfer or reallocate investments under terms of the PLANS, redeem investments in the FUND and/or invest in the FUND upon the making of additional purchase payments under the Existing Shares.

10.	NOTICES

Any notice will be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to THRIVENT or the PLAN:	Attention: Jeffrey L. Bergsbaken
4321 North Ballard Road
Appleton, Wisconsin 54919-0001

If to the FUND:	Attention: John C. Bjork
625 Fourth Avenue South
Minneapolis, Minnesota 55415-1665

11.	MISCELLANEOUS

11.1	This Agreement will be construed and the provisions hereof interpreted under and in accordance with the laws of the State of Wisconsin, where the sale of any FUND share shall be deemed to have been made; provided, however, that if such laws or any of the provisions of this Agreement conflict with applicable Provisions of the 1940 Act, the latter shall control.

11.2	If any provision of this Agreement will be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement will not be effected thereby.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative and its seal to be hereunder affixed hereto as of the 8th day of February, 2005.

THRIVENT FINANCIAL FOR LUTHERANS		THRIVENT SERIES FUND, INC.

By:	/s/ Bruce J. Nicholson	By:	/s/ Pamela J. Moret

THRIVENT FINANCIAL FOR LUTHERANS		THRIVENT FINANCIAL FOR LUTHERANS
401(k) PLAN		CAPITAL ACCUMULATION PLAN

By:	/s/ Jennifer H. Martin	By:	/s/ Jennifer H. Martin